UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 11, 2018

ANVIA HOLDINGS CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-55673	81-3416105
(State or other jurisdiction of incorporation or organization)	Commission file number	(IRS Employer Identification No.)

1125 E. Broadway, Suite 770

Glendale, California 91250

(Address of principal executive offices)

(323) 713-3244

(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01	Completion of Acquisition or Disposition of Assets

On June 11, 2018, Anvia (Australia) Pty Ltd., a wholly owned subsidiary of Anvia Holdings Corporation (OTCQB: ANVV) (the “Company” or “Anvia Holdings”) completed its acquisition all of the issued and outstanding shares of Global Institute of Vocational Education Pty Ltd (“Global Institute”) for a cash purchase price of AUD 81,900 Australian Dollars. Ms. Azmat Ali, the president of Global Institute has agreed to stay on board as president and as a director of Global Institute for another term. The foregoing is only a brief description of the material terms of the Contract of Sale of Business dated January 19, 2018 and does not purport to be a complete description of the rights and obligations of the parties thereunder, and such descriptions are qualified in their entirety by reference to the agreement which is filed as an exhibit to this Current Report.

Global Institute of Vocational Education Pty Ltd, located in Melbourne, Australia, is a Registered Training Organization (RTO) under Australian Qualification Framework (AQF) by Australian Skills Quality Authority (ASQA). The current scope includes Diploma of Business, Safety Training. Global Institute is in the process of applying to add to qualification scope, all the relevant qualifications within construction sector.

Anvia (Australia) Pty Ltd, located in Brisbane, Australia, is a wholly-owned subsidiary of Anvia Holdings Corporation. Anvia Australia commercializes Anvia’s intellectual property assets such as Anvia Learning, Anvia Market, Anvia Recruiters and Anvia Loyalty in Australian Market.

Item 8.01 Other Events.

On June 13, 2018, the Company issued a press release announcing the acquisition of Global Institute Education Pty Ltd. by Anvia (Australia) Pty Ltd., a wholly-owned subsidiary of the Company. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(d) Exhibits

No .	Description
10.11	Contract of Sale of Business dated January 19, 2018 between the Company and Global Institute of Vocational Education Pty Ltd
99.1	Press Release issued June 13, 2018.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

ANVIA HOLDINGS CORPORATION

Dated: June 13, 2018	By:	/s/ Ali Kasa
Ali Kasa
President